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                                                                      EXHIBIT 99

FREEPORT-McMoRAN OIL AND GAS
ROYALTY TRUST
CHASE BANK OF TEXAS, TRUSTEE


                                  NEWS RELEASE

TEXAS CIRCUIT - FOR IMMEDIATE RELEASE



              FREEPORT-McMoRan OIL AND GAS ROYALTY TRUST ANNOUNCES PRODUCTION FROM ITS WEST CAMERON BLOCK 498 PROPERTY


     Houston, TX, February 4, 1998-Freeport-McMoRan Oil & Gas Royalty Trust (NYSE:FMR) announced that, as reported today by an affiliate of Coastal Oil & Gas Corporation (Coastal), Coastal has completed six development wells in West Cameron Block 498 in the Gulf of Mexico, offshore Louisiana. The block is located 110 miles southeast of Galveston, Texas, in approximately 160 feet of water.

     In its announcement Coastal reported that, "The block is currently producing 52 million cubic feet (MMcf/d) of gas and 7,800 barrels (Bbl/d) of oil per day from six wells. A seventh well which was drilled, and an eighth well which is now being sidetracked and drilled horizontally, should both be completed in February. The wells encountered from 236 to 723 net feet of pay in multiple reservoirs of Lower Pleistocene Lentic to Basal Nebraskan sands".

     Coastal stated that "The platform currently bing used for drilling operations and from which the development wells were drilled is a 12-slot, four-pile drilling platform which was set in March, 1997. An auxiliary platform was set in October, 1997, with oil sales having commenced in January, 1998."

     Coastal also reported that, "Future development plans for the block include drilling and completing four additional wells to use the remaining slots on the platform currently being used for drilling and then setting a six-well satellite platform in the fourth quarter of 1998. This additional platform is targeted for further development of the block's oil reserves and, when completed, should significantly increase the daily oil production from the block."

     Coastal is the operator of the West Cameron 498 property with a 68.7-percent working interest. Other working interest owners in the block include Energy Development Corporation, a wholly owned indirect subsidiary of Noble Affiliates Inc., with an 8.2-percent working interest and IMC Global Inc. with a 23.1-percent working interest and a 19.2 percent net revenue interest. Freeport-McMoRan Oil and Gas Royalty Trust holds a 90-percent net profits interest in IMC Global's interest.

     As discussed in the Trust's September 30, 1997 Form 10-Q quarterly report, on December 22, 1997 Freeport-McMoRan Inc. (FTX) merged into IMC-Global Inc. As a result of the merger, IMC Global Inc. has assumed the duties and responsibilities of the Working Interest Owner formerly held by FTX. As of January 1998, the Trust had a cumulative Class A cost carry-forward of $18,771,487, which must be recouped by the Working Interest Owner out of future Net Proceeds before distributions to the Trust can occur. As discussed in the September 30, 1997 Form 10-Q, if cash receipts of the Trust do not total at least $3 million during 1998, then the Trust will be terminated by one of the means described in the Form 10-Q. Based on current circumstances, there is a reasonable possibility that distributions to the Trust will not total $3 million or more in 1998.




CONTACT:  FREEPORT-McMoRAN OIL AND GAS ROYALTY TRUST
          CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, TRUSTEE
          DEBBIE MILLER
          (713) 216-5712
          www.businesswire.com/cnn/fmr.htm